Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of JDS Uniphase Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated September 30, 2005, with respect to the consolidated financial statements and schedule of JDS Uniphase Corporation, JDS Uniphase Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of JDS Uniphase Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

September 30, 2005